EXHIBIT 10.7

INTERNATIONAL DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is entered into by Sonasoft, a California corporation (“Sonasoft”), and Wipro LTO—Infotech Group, a __________ corporation (“Distributor”), as of the 1st day of February, 2008.

This Agreement is made with reference to the following facts:

A.           Sonasoft has developed certain database and server backup products, consisting of both hardware and software components.

B.           Distributor desires the right to market and install Sonasoft’s products to Distributor’s customers, and Sonasoft desires to grant to Distributor the license and right to market and install these products in accordance with the terms and conditions of this Agreement.

Therefore, the parties agree as follows:

1.           DEFINITIONS.

(a)           “Software” means the Sonasoft products, which are described in Exhibit “A” to this Agreement.  The term “Software” includes the Software Documentation and the software programs that are part of Sonasoft’s Software Development Kit.

(b)           “Documentation” means the explanatory written material that is intended to assist Distributor and its customers in the use of the Software.

(c)           “Object Code” means the format of the Software that results from the assembly, compilation, translation or processing of the Source Code into machine language or code executable by a computer using an operating system and platform with which it is compatible.

(d)           “Effective Date” means the date set forth at the beginning of this Agreement.

(e)           “Confidential Information” means (i) the technical and engineering information and know-how pertaining to the Software, including its Source Code and specifications, (ii) business and financial information, such as customer requirements, operating strategies, business plans and cost, pricing and profit information, and (iii) employee information, such as skills, experience and salary information, that has been characterized or designated as confidential, but does not include information that becomes publicly known through no fault of the receiving party, is lawfully received from a third party not bound by confidentiality obligations, or is independently developed by a party at its own expense without using any Confidential Information of the other party.

(f)           “Territory” means India.

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2.           APPOINTMENT OF DISTRIBUTOR.

(a)           Sonasoft hereby appoints Distributor as a distributor of the software to Distributor’s customers in the Territory, subject to the terms and conditions of this Agreement, and Distributor hereby accepts this appointment.

(b)           The parties may mutually agree from time to time to expand the definition of “Software” to include additional programs, by amending Exhibit “A” to this Agreement.

(c)           All rights pertaining to the Software that are not expressly granted in this Agreement to Distributor are retained by Sonasoft.

(d)           Sonasoft may sell directly into the Territory to OEMs that do not use integrators, dealers, or distributors, but typically buy directly from the manufacturer.

3.           SOFTWARE LICENSE.

(a)           Sonasoft hereby grants to Distributor an non-exclusive, non-transferable right and license to use and display the Software in Object Code format only for marketing, promotional, demonstration, support and maintenance purposes, and to duplicate the Software in any form and on any media, as reasonably necessary to support the use of the Software as expressly authorized by this Agreement.

(b)           Sonasoft hereby grants to Distributor a non-transferable right and license to further license, and distribute the Software to its customers in Object Code format only, provided that the provisions of each such further license by Distributor shall contain provisions which are not less restrictive or less protective of Sonasoft’s rights than those set forth in Sections 3, 4(d), 4(e), 4(f), 4(l), 5(h), 6(d), 7, 9 and 10 of this Agreement.  Sonasoft shall have no duty or liability under any customer software license.

(c)           Distributor’s further licensing and distribution rights are subject to the compensation obligations of Distributor under this Agreement.

(d)           If and to the extent Distributor has access to Software Source Code, Distributor shall use such Source Code solely for Distributor’s internal purposes in connection with the Software support and maintenance services which it provides to its customers.  Sonasoft’s Source Code is a trade secret, and Distributor shall at all times restrict the disclosure and use thereof to its employees who need to know and use such Source Code for purposes of Distributor’s performance of this Agreement and who agree in writing to be bound by the confidentiality provisions of this Agreement.

(e)           Except as expressly authorized by this Agreement, Distributor shall not use, duplicate, copy, display, transfer or distribute any of the Software.  Distributor shall not in any case modify, reverse engineer, reverse compile, decompile or disassemble the Software.  Notwithstanding these restrictions, Distributor may translate the Software Documentation into language other than English, with the prior written permission of Sonasoft.

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4.           DISTRIBUTOR’S DUTIES AND RESPONSIBILITIES.

In addition to the duties of Distributor set forth elsewhere in this Agreement, Distributor agrees as follows:

(a)           Distributor will receive one copy of each product from Sonasoft for demonstration purposes and this software cannot be re-sold.  The software is to be used for client support, and cannot be re-sold by the Distributor to its clients.  Distributor will install the software on a dedicated Sonasoft approved server, to be used for demonstrations and customer support.

(b)           Distributor shall at all times during the term of this Agreement have at least one (1) employee who has received technical training in the Software and one (1) employee who has received sales training in the Software.  Distributor shall initially designate two (2) employees to be trained in the Software by Sonasoft at Sonasoft’s principal office, at no charge to Distributor, provided that Distributor shall pay the their employee’s travel and subsistence expenses in connection with this training.  Sonasoft can provide training at the Distributor’s location providing that the Distributor pays all related travel, lodging, and sustenance cost associated.

(c)           Distributor shall use reasonable efforts to promote and create a market for the Software in the areas of the Territory where it conducts its business, and to sell and distribute the Software in accordance with the terms and conditions of this Agreement.  For purposes of this Agreement, the term “sell” or any derivative thereof shall include “license” and any derivative thereof.

(d)           Any use of Sonasoft’s name or trademarks shall be subject to Sonasoft’s prior written consent, which shall not be unreasonably withheld.  Distributor may use its own trademarks to indicate that the Software is distributed in the Territory by Distributor, and any such trademarks of Distributor shall remain the sole property of Distributor.

(e)           Distributor shall have the right to sell and distribute the Software through its agents, provided that each of its agents is located in the Territory and agrees in writing to comply with the provisions of this Agreement. Distributor shall monitor and enforce such compliance, and Distributor shall notify Sonasoft in advance of its contract with each agent.

(f)           Distributor shall make no representations, warranties or claims regarding the Software, which are false, misleading, or inconsistent with the Software specifications, warranties or descriptions provided by Sonasoft with the Software and contained in this Agreement.

(g)           Distributor shall pay to Sonasoft the prices set forth in this Agreement for the Software, and Distributor’s compensation shall be its profit on the resale and distribution of the Software.

(h)           Distributor shall use its best efforts to enforce its rights under each license of the Software to its customers and shall use all reasonable means and resources to protect Sonasoft’s proprietary rights in and to the Software with at least the same degree of care (but not less than reasonable care) as Distributor uses to protect its rights in its own intellectual property.

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(i)           Distributor shall provide all required installation and warranty support services to customers to whom Distributor has sold or distributed the Software.  Distributor also shall be solely responsible for providing continuing non-warranty support and maintenance services for their added services, including telephone support when reasonably required.  Distributor may provide ongoing maintenance services for their services under separate maintenance agreements.  Sonasoft will provide a support number directly to the customer for support of the Software under its maintenance agreement if contracted by the customer after the warranty period.  Support services will be available on a 24/7 basis.

(j)           Distributor agrees to comply with all federal, state and local laws and regulations in the Territory that are applicable to Distributor’s sale and distribution of the Software and performance of this Agreement.  Distributor shall obtain all required governmental approvals and certificates pertaining to the sale and distribution of the Software.

(k)           Each copy of the Software made by Distributor shall include a reproduction of any copyright and patent notices of Sonasoft appearing in or on such Software.  Distributor shall not remove any copyright or patent notices, which Sonasoft has placed in or on the Software, and a copyright notice designated by Sonasoft shall be included in appropriate locations in the Documentation provided with the Software that is delivered by Distributor to its customers.

(l)Distributor is required to close a minimum of $TBD in revenue to Sonasoft in 2007 and 2008.

5.           CONSIDERATION.

(a)           In consideration of the rights granted to Distributor under this Agreement, Distributor agrees to pay to Sonasoft, in dollars, for each copy of the Software sold by Distributor as follows:

i.	Distributor will receive 40% discount on Sonasoft’s current list price for all products.

ii.
If a Distributor’s customer signs a maintenance contract with the Distributor, then the Distributor will get 40% of the maintenance contract as long it is effective. The Distributor is required to provide1st and 2nd levels of support to the customer.

 (b)                      The price of the Software payable by Distributor is F.O.B. Sonasoft’s principal office, and any transportation and delivery costs shall be the sole responsibility of Distributor.

(c)           All prices to Distributor are exclusive of sales, use and value-added taxes.  Distributor shall pay all sales, use and value-added taxes and all import duties and similar charges imposed upon either the Distributor or the Software.  If Sonasoft has the legal obligation to collect any of the foregoing taxes, the corresponding amount shall be added to the prices to be paid by Distributor under this Agreement.  Sonasoft shall pay any export duties and the costs of complying with U.S. export control laws and regulations.

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(d)           All of Sonasoft’s list prices are subject to change.  Any price increase shall be effective 30 days after notice to Distributor and shall be applicable to Distributor’s future sales of the Software.  Any price decrease shall be effective immediately and shall be applicable to Distributor’s future sales of the Software, unless otherwise stated by Sonasoft.

(e)           The prices for the Software to Distributor are not, and will not be, less favorable than those charged by Sonasoft during a similar time period to its other Distributors which acquire, sell and distribute similar quantities of the same Software.

(f)           Payment Terms: Refer to the Addendum.

(g)           Distributor shall be solely responsible for the collection of all amounts payable by its customers, and Distributor shall use its reasonable best efforts and resources to collect all such amounts.  Distributor’s monthly reports to Sonasoft shall include information regarding delinquent payments to Distributor and Distributor’s efforts with regard to the collection thereof.  Distributor shall reserve the right to audit its customers with respect to per-unit sales.

(h)           Distributor shall keep adequate and accurate records of its sales and distribution of the Software under this Agreement and otherwise maintain appropriate books and records in accordance with local laws applicable to Distributor.  Sonasoft shall have the right to audit Distributor’s books and records at any reasonable time to verify its full performance of the terms and conditions of this Agreement and the accuracy of all payments required to be made to Sonasoft under this Agreement.  Any underpayment or misrepresentation of the fees due to Sonasoft under this Agreement shall constitute a material breach of this Agreement.  If Sonasoft’s audits of Distributor’s books and records reveal an underpayment with respect to any customer by more than five percent (5%) of the correct amount payable by Distributor, Distributor shall reimburse Sonasoft for its costs and expenses of conducting such audit.

(i)           All overdue amounts payable to Sonasoft by Distributor shall be subject to an added late charge of one and one-half percent (1.5%) per month of the overdue balance until paid in full.  The parties agree that this late charge is a reasonable estimate of the added costs and expenses of Sonasoft that are attributable to such late payments.

6.           SONASOFT’S DUTIES AND RESPONSIBILITIES.

In addition to the duties of Sonasoft set forth elsewhere in this Agreement, Sonasoft agrees as follows:

(a)           Sonasoft shall provide two (2) days of technical training in the Software at Sonasoft’s principal offices for two (2) employees of Distributor, and Sonasoft shall provide one (1) day of sales training in the Software at Sonasoft’s principal offices for two (2) employees of Distributor.  There shall be no charge by Sonasoft for this training, but subsequent training and consulting services requested by Distributor shall be paid for at the applicable prices set forth in Exhibit “B”, or at such other prices as may then be charged by Sonasoft to its distributors and customers for such training and consulting services.

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(b)           Sonasoft agrees to provide to Distributor, but not Distributor’s customers, technical support regarding the Software, by email, telephone and fax, and to answer questions where appropriate, during Sonasoft’s ordinary business hours.  If such requests for technical support exceed twenty hours (20) hours in a given month, or pertain to matters that are readily ascertainable from the Documentation or other materials provided by Sonasoft to Distributor, then Sonasoft may, in its discretion, charge for the technical support at its then-applicable rates for such support services.  Sonasoft shall have no other obligation to provide any ongoing support or maintenance of the Software.

(c)           Sonasoft shall provide to Distributor such programming and/or documentation corrections for the Software, or such reasonable “work-around” solutions, to satisfy its express warranty set forth in Section 7(a) of this Agreement.  Sonasoft shall have the option, but not the obligation, to make design modifications or enhancements to the Software.  Sonasoft also may, in its sole discretion, waive any right to increase fees with respect to enhanced Software tools or programs on a version-by-version basis.  All enhanced Software delivered to Distributor shall be included in the definition of “Software” herein, and shall be subject to the terms and conditions of this Agreement.

(d)           All Software demonstration code provided by Sonasoft to Distributor is for Distributor’s internal use for demonstration, training and marketing purposes only.  Such Software demonstration code will be provided without warranty of any kind, and Sonasoft shall have no obligation to provide any corrections, updates, modifications, enhancements, support or maintenance of such demonstration code.

 (e)           Sonasoft shall comply with all federal, state and local laws and regulations in the Territory that are applicable to Sonasoft’s development and distribution of the Software and its performance of this Agreement.

7.           WARRANTIES, DISCLAIMERS & LIMITATIONS OF LIABILITY.

(a)           Sonasoft warrants that for a period of ninety (90) days after Distributor’s acceptance of the Software, the Software will conform in all material respects to the technical specifications and descriptions set forth in Exhibit “A”.  During this ninety (90) day warranty period, Sonasoft will correct non-conformities in the Software by programming corrections, reasonable “work-around” solutions and/or Documentation corrections, which shall be Sonasoft’s sole obligation and Distributor’s sole remedy for a breach of this warranty.

(b)           THE WARRANTIES CONTAINED IN THIS SECTION 7 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION, WHETHER EXPRESS OR IMPLIED.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SONASOFT DOES NOT WARRANT THAT THE SOFTWARE OR THE DOCUMENTATION IS ERROR-FREE OR THAT USE WILL BE UNINTERRUPTED, AND SONASOFT SPECIFICALLY EXCLUDES AND DISCLAIMS THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

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(c)           DISTRIBUTOR AGREES THAT IN NO EVENT SHALL SONASOFT BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES HOWEVER CAUSED AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR ANY OTHER THEORY OF LIABILITY, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES, LOST SAVINGS, COSTS OF CAPITAL, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, DOWN-TIME COSTS, LOSS OR IMPAIRMENT OF DATA AND OTHER BUSINESS LOSS.  THE FOREGOING LIMITATION SHALL APPLY REGARDLESS OF WHETHER SONASOFT KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

(d)           EXCEPT FOR THE LIABILITY OF SONASOFT UNDER SECTION 8(a) OF THIS AGREEMENT, IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY, ON WHATEVER BASIS, EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNT ACTUALLY PAID BY DISTRIBUTOR TO SONASOFT FOR THE SOFTWARE.

(e)           The provisions herein allocate risks of product loss or failure between Distributor and Sonasoft.  The compensation provisions herein reflect this allocation of risk and the disclaimers and limitations of liability contained in this Section 7.

8.           INDEMNIFICATION.

(a)           Sonasoft shall indemnify and defend Distributor against any claims based on the alleged infringement by the Software or the Documentation of any U. S. patent, copyright or trade secret right of any other person.

(b)           Sonasoft shall have no liability under this indemnity if and to the extent that any infringement results from the use of the Software or the Documentation as part of another product not supplied by Sonasoft, or from any material modification, editing, revision, enhancement, improvement or development of the Software or Documentation not performed by Sonasoft, if the infringement does not exist in the product delivered by Sonasoft.

(c)           Distributor shall promptly notify Sonasoft of any claim, demand or other matter to which Sonasoft’s indemnification obligations may apply and shall allow Sonasoft to defend and conclude the same at its own expense and with counsel of its own choice.  Distributor shall also have the right to fully participate in the defense at its own expense.  Distributor shall make available all information and assistance that Sonasoft may reasonably request in connection with the defense of any infringement claims.

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9.           SOFTWARE OWNERSHIP.

Sonasoft shall have and retain exclusive ownership of all rights in the Software, including the Documentation, and including all patent rights, copyrights, trade secret rights and other intellectual property rights.

10.           CONFIDENTIAL INFORMATION.

(a)           Both Sonasoft and Distributor agree not to disclose, or to use, except as specifically authorized by this Agreement, the Confidential Information of the other party.

(b)           Each party agrees to notify the other promptly in the event of any breach of its security under conditions in which it would appear that Confidential Information of the other party was compromised or is exposed to loss.  Each party shall, upon request from the other party, take reasonable steps to recover any compromised or lost Confidential Information.

11.           RELATIONSHIP OF THE PARTIES.

Neither party shall be considered or deemed to be an employee, agent or partner of the other in connection with this Agreement.  Neither party shall have any right or authority to assume or create any obligation or responsibility, either express or implied, on behalf of the other party.  The parties shall be and remain independent contractors with respect to this Agreement.

12.           GOVERNING LAW, DISAGREEMENTS & ARBITRATION.

(a)           This Agreement shall in all respects be interpreted, construed in accordance with and governed by the internal laws of the State of California, without regard to its conflict of law rules.  The parties specifically exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if otherwise applicable.  The place of making and the place of performance of this Agreement shall for all purposes be San Jose, California, regardless of the actual place of execution or performance.  In the event of any litigation between the parties, the parties agree that the sole and exclusive venue and jurisdiction for any such action shall be in the state or federal courts situated in the County of Santa Clara, California.  The parties agree that the above referenced courts shall have personal and exclusive jurisdiction over the parties for any dispute arising out of this Agreement that is not covered by the arbitration provisions set forth herein below.

(b)           Except for the right of either party to apply to a court for a temporary restraining order, preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of arbitrator(s), any controversy or claim arising out of, relating to or connected with this Agreement, or the breach thereof, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment confirming the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Any arbitration under this Agreement shall be administered exclusively by the San Francisco Regional Office of the American Arbitration Association, or in the event that office is unable to act, by the closest available regional office to San Jose, California.  The arbitration shall be held in the County of Santa Clara, California.  The arbitrator(s) shall have no authority to award punitive or other damages not recoverable under this Agreement, but may award equitable relief.  The arbitrator(s) shall enforce the terms of this Agreement, and to the extent it is necessary and appropriate to go outside the terms of the Agreement to reach a decision, the arbitrator(s) shall follow the applicable law.  All proceedings in any arbitration shall be conducted in the English language.

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13.           UNFORESEEN EVENTS.

Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either party (except for the payment of fees) shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier.  In the case of any such unforeseen event, the time for performance required by either party under this Agreement shall be extended for any period during which performance is prevented by such event; however, the other party may terminate this Agreement if such condition continues for a period of ninety (90) days.

14.           TERM & TERMINATION.

(a)           This Agreement shall commence on the Effective Date, and shall continue in full force and effect for an initial term of one (1) year.  At the end of this one (1) year term, the Agreement shall automatically renew from year to year unless terminated by either party upon not less than thirty (30) days’ notice prior to the end of the initial term or the subsequent anniversary date on which such termination would occur.  Notwithstanding the foregoing, this Agreement may be terminated earlier as provided below.

(b)           This Agreement may be terminated earlier at any time:  (i) upon the written consent of both parties; (ii) by either party immediately upon notice to the other, if the other breaches any material promise or obligation under this Agreement and such breach remains un-remedied for at least thirty (30) days after written notice thereof to the breaching party; (iii) by either party immediately upon written notice to the other if the other party makes a general assignment for the benefit of its creditors, has a receiver appointed for all or a substantial part of its business or assets, if a bankruptcy proceeding is brought by or against such other party and involving such other party as a debtor and its not dismissed within sixty (60) days from its institution, or if such other party goes into liquidation and otherwise ceases to conduct its business as a going concern.

(c)           Upon the effective date of termination of this Agreement:  (i) except as provided below, all rights granted to Distributor shall forthwith terminate and revert to Sonasoft, and Distributor shall immediately discontinue any and all representations that it is a distributor of Sonasoft or the Software; (ii) unless Sonasoft directs otherwise, Distributor shall consummate all Software orders it has accepted as of the effective date of termination and which provide for delivery of the Software within thirty (30) days following the effective date of termination; (iii) Distributor shall pay any and all amounts then owing to Sonasoft; (iv) except as otherwise directed by Sonasoft, Distributor shall honor its warranty, support and maintenance obligations to its customers and shall continue to respond to requests for such services to its customers; (v) Distributor shall return to Sonasoft all Confidential Information, including all copies of the Software, except to the extent necessary for its continued provision of warranty, support and maintenance services for its customers

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 (d)                      In addition to this Section 14, the following sections of this Agreement shall survive the termination of this Agreement for any reason whatsoever:  Sections 7 through 12 and 15 and 16.

15.           NOTICES.

All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be delivered personally, mailed by certified or registered U.S. airmail, or sent by Federal Express, DHL or UPS to the party to which it is addressed at its address set forth on the signature page of this Agreement or at such other address as subsequently shall be given by either party to the other in accordance with this provision, and shall be effective on the earlier of receipt, five (5) days after deposit with all charges prepaid in the U.S. mail or two (2) days after deposit with all charges prepaid with Federal Express, DHL or UPS.

16.           GENERAL PROVISIONS.

(a)           This Agreement may be modified only by a writing signed by each party.

(b)           Headings included in this Agreement are for convenience only and are not to be used to interpret the agreement between the parties.

(c)           The contract relationship created hereby is between specific entities and does not include corporate subsidiaries or affiliates, and none of the rights of Distributor hereunder are assignable, nor are any obligations imposed upon Distributor hereunder delegable, without the prior written permission of Sonasoft.  Any permitted assignment shall be binding on a party’s successors and assigns.

(d)           The failure of either party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provisions.

(e)           In any litigation or arbitration between the parties, each party shall be responsible for their attorneys’ fees incurred in connection with such proceedings.

(f)           There shall be no presumption applied against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

(g)           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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(h)           The exhibits attached hereto are hereby incorporated by reference under this Agreement.

Executed by the parties and made effective as of the Effective Date.

DISTRIBUTOR:

WIPRO LTO—INFOTECH GROUP, a _______________ corporation	SONASOFT, a California corporation

By: /s/ Furesh Kumar	By: /s/ Andy Khanna

Its: Business Manager	Its: President

By:	By:

Its:	Its:

Address:	Address: 6489 Camden Avenue Suite 105
San Jose, California 95120

Attn:	Attn:

Fax No.	Fax No.

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ADDENDUM

a)
Sonasoft will maintain a CO-OP fund to be used for Distributor sales and marketing projects.  The fund amount will equal 2% of quarterly net invoice value paid to Sonasoft.  The fund can be used for advertising provided that the advertisement is approved by Sonasoft, displays the Sonasoft logo and gives no pricing other than the Sonasoft list price.  The funds can also be used for local shows and exhibitions.

b)
All orders for the first 90 days are to be prepaid through wire transfer. After the 90 day period, 30 day net term will be offered to Sonasoft distributors based on the credit application to be approved by Sonasoft’s Chief Financial Officer. Orders for Sonasoft’s products are to be invoiced on shipment of order and it is payable within 30 days.